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                                                                   EXHIBIT 10.11

[HSBC LOGO]

Ref:           Corporate & Institutional Banking - International Division L9

CONFIDENTIAL

Novel Denim Holdings Ltd
1/F Novel Industrial Building
850-870 Lai Chi Kok Road
Cheung Sha Wan
Kowloon

Attention: Mr Peter Leung / Mr Vincent Chan                        27 March 2002

Dear Sirs

BANKING FACILITIES
A/C NO 580-179059

With reference to our recent discussion, we are pleased to advise that we have reviewed your banking facilities and offer a renewal within the following limits which will be made available on the specific terms and conditions outlined below and subject to the satisfactory completion of the security below. These facilities are also subject to review at any time and, in any event by 15 March 2003, and subject to our overriding right of suspension, withdrawal and repayment on demand, including the right to call for cash cover on demand for prospective and contingent liabilities.

FACILITY       :          Term loan of USD9,000,000.-.

TERM           :          54 months

INTEREST       :          Interest on the loan will continue to be charged at
                          0.75% per annum over 1, 2 or 3 months LIBOR (London
                          Interbank Money Market Offer Rate), subject to availability in the market, payable at the end of each interest period to the debit of your current account no. 580-179059-001. Interest shall be calculated on actual days elapsed in a year of 360 days for USD loan.

                          The applicable LIBOR will be that quoted by us at or about 11:00 a.m. on the date of drawdown / rollover.

REPAYMENT      :          Principal of the loan is to be repaid by 16 equal
                          quarterly repayments of USD562,500.- each. The first repayment will be made at the end of December 2002.


                                                                      ..../2

THE HONGKONG AND SHANGHAI BANKING CORPORATION LIMITED
Hong Kong Main Office: 1 Queen's Road Central, Hong Kong
Te1:2822 1111 Fax:
Telex: 73205 HSBC HX Telegrams: Hongbank Hongkong              Page______ /_____
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Novel Denim Holdings Ltd                                           27 March 2002
                                       -2-

General conditions for the utilisation of the LIBOR Loan facilities:-

a) 2 working days advance notice of drawdown / rollover is to be given to us for LIBOR facilities respectively. Once a quotation has been given and accepted by you, we will thereupon be bound to make, and you will thereupon be bound to accept, any advance on the terms so agreed.

b)       Drawdown / rollover to be for periods of 1,2 or 3 months.

c)       No partial drawing is allowed.

d) With our prior approval, (which will not be withheld, provided we are satisfied that the funds utilised are generated from your internal resources, out of cash flow rather than from external re-financing) during an interest period any amount of outstanding loan may, with 48 hours advance notice to us, be repaid subject to the usual charges (i.e. the differential between the return we would have received had such amount run to maturity and the return we are able to obtain by the placing of the funds repaid for the remainder of the period in the market).

e) We reserve the right to renegotiate the LIBOR interest spreads should any event occur which changes the basis on which LIBOR interest margins are presently calculated.

Please note that Loans Section in our Mongkok District Commercial Banking Centre is responsible for the administration of LIBOR facilities. For rate quotations and other day to day administrative matters, please contact our Mrs Johanna Lam on telephone number 2390-1575.

ACCRUAL OF INTEREST AND OTHER SUMS

Please note that interest and other sums expressed to be chargeable or payable on a periodic basis will nonetheless accrue from day to day and amounts so accrued may be demanded at any time.

DISCLOSURE OF INFORMATION

Unless expressed in writing from you to the contrary, we may provide any information relating to any of your accounts with us and any facilities we may provide to you from time to time or their conduct or any other information concerning your relationship with us to any other company or office which at the relevant time belongs to or is part of the HSBC Group.

SECTION 83 OF THE BANKING ORDINANCE

Please note that Section 83 of the Banking Ordinance has imposed on us as a bank certain limitations on advances to persons related to our directors or employees. In acknowledging this Facility Letter you should advise us whether you are in any way related to any of our directors or employees within the meaning of Section 83 and in the absence of such advice we will assume that you are not so related. We would also ask, should you become so related subsequent to acknowledging this Facility Letter, that you immediately advise us in writing.

                                                                          ..../3

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Novel Denim Holdings Ltd                                           27 March 2002

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ACCEPTANCE

Please arrange for the authorised signatories of your company, in accordance with the terms of the mandates given to the Bank, to sign and return to us before 17 April 2002 the duplicate copy of this letter to signify your understanding and acceptance of the terms and conditions under which these facilities are granted.

We are pleased to be of continued assistance.

Yours faithfully

/s/ Roddy K W Lau
---------------------------
Roddy K W Lau
Global Relationship Manager

Encl


                                   For and on behalf of
                                   NOVEL DENIM HOLDINGS LIMITED

                                   /s/ Lester Ma
                                   ----------------------------
                                        Authorized Signature(s)